Exhibit (a)(3)

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ALTI PRIVATE EQUITY ACCESS FUND”, CHANGING ITS NAME FROM "ALTI PRIVATE EQUITY ACCESS FUND" TO "ALTI PRIVATE EQUITY ACCESS AND COMMITMENTS FUND", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF FEBRUARY, A.D. 2023, AT 9:50 O`CLOCK A.M.

7087222 8100 SR# 20230678000	Authentication: 202780567 Date: 02-24-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF TRUST OF ALTI PRIVATE EQUITY ACCESS FUND

The undersigned, desiring to amend the Certificate of Trust of ALTI Private Equity Access Fund (the "Trust''), pursuant to the Delaware Statutory Trust Act (12 Del.C. § 3801 et seq.) (the "Act'') does hereby certifY that:

1.	The Certificate of Trust of ALTI Private Equity Access Fund, as filed in the office of the Secretary of State of the State of Delaware on October 4, 2018, is hereby amended so that the first Article is amended and restated in its entirety to read as follows:

"1.        Name. The name of the Trust is ALTI Private Equity Access and Commitments Fund."

This Certificate of Amendment to the Certificate of Trust of ALTI Private Equity Access Fund shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being a Trustee of the Trust, has duly executed this Certificate of Amendment to the Certificate of Trust of ALTI Private Equity Access Fund in accordance with Section 3811(a)(2) of the Act.

By:
Name:	Joseph Bonvouloir
Title:	Founder & CEO

State of Delaware Secretary of State Division of Corporations Delivered 09:50AM 0212 4/2023 FILED 09:50AM 0212 4/2023 SR 20230678000 - File Number 7087222